QUEST RESOURCE CORPORATION

2005 OMNIBUS STOCK AWARD PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

To:	Jack Collins (“you” or the “Grantee”)

NOTICE OF GRANT:

Quest Resource Corporation (the “Company”), hereby grants you an option (the “Option”) to purchase common shares, $0.01 par value per share, of Quest Resource Corporation (“Shares”), subject to the terms and conditions of the Quest Resource Corporation 2005 Omnibus Stock Award Plan (the “Plan”) and the Option Award Agreement between you and the Company, attached as Exhibit A, as follows:

Grant Date:	October 23, 2008

Total Number of Shares Subject to Option	One Hundred Thousand (100,000)

Option Price per Share ($):	$ 0.48 (representing the closing price of the Shares on Nasdaq on October 23, 2008)

Expiration Date:	October 23, 2018

In order to fully understand your rights under the Plan (a copy of which is attached) and the Option Award Agreement, attached as Exhibit A, you are encouraged to read the Plan and this document carefully. By accepting this Option, you are also agreeing to be bound by Exhibit A. Please refer to the Plan document for the definition of capitalized terms used in this Agreement.

QUEST RESOURCE CORPORATION

By:	/s/ Jay Rateau
Jay Rateau
Chairman of the Board

EXHIBIT A

AGREEMENT:

In consideration of the mutual promises and covenants contained herein and other good and valuable consideration paid by the Grantee to the Company, the Grantee and the Company agree as follows:

Section 1.	Incorporation of Plan

All provisions of this Award Agreement and the rights of the Grantee hereunder are subject in all respects to the provisions of the Plan and the powers of the Board therein provided. Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.

Section 2.	Grant of Nonqualified Stock Option

As of the Grant Date identified above, the Company grants to the Grantee, subject to the terms and conditions set forth herein and in the Plan, the right, privilege, and option (the “Option”) to purchase that number of Shares identified above opposite the heading “Total Number of Shares Subject to Option,” at the per Share price specified above opposite the heading “Option Price per Share.”

Section 3.	Exercisability of Option
(a)

Except to the extent the Option is permitted to be transferred to a person set forth in Section 8(b) of this Award Agreement, during the Grantee’s lifetime, this Option may be exercised only by the Grantee. As of the dates specified below, this Option, except as specifically provided elsewhere under the terms of the Plan or this Award Agreement, shall become exercisable with respect to that number of shares under the column stated “Number of Shares Subject to Option Exercisable,” provided that the Grantee is an employee, and at all times since the Grant Date has been an employee, of the Company on the specified date:

Date	Number of Shares Subject to Option Exercisable

October 23, 2008	50,000 (50% of Option)
October 23, 2009	100,000 (100% of Option)

(b)

In addition to the vesting conditions set forth above in Section (a), the Option shall become fully exercisable upon the Grantee’s death or Disability while the Grantee is serving as a employee of the Company; provided, however, if the Grantee dies or becomes Disabled following the Grantee’s Termination of Affiliation, the exercisability of the Option shall not accelerate due to such death or Disability and shall be exercisable only to the extent it was exercisable on the date of the Grantee’s Termination of Affiliation.

(c)

In the event that, there is a “Change of Control” of the Company (as defined in the Grantee’s Employment Agreement dated December 3, 2007, as amended) or, except as otherwise provided in such Employment Agreement, there is a material reduction in the Grantee’s employment duties or responsibilities which, after notice of such reduction is provided to the Board of Directors of the Company, fails to be reasonably cured, then the Option shall immediately become fully exercisable.

Section 4.	Method of Exercise

Provided this Option has not expired, been terminated or cancelled in accordance with the terms of the Plan, that number of shares subject to the Option which are exercisable in accordance with Section 3 above may be exercised, in whole or in part and from time to time, by delivery to the Company or its designee a written notice to the Company or its designee which shall:

(a)	set forth the number of Shares with respect to which the Option is to be exercised (such number must be in a minimum amount of 50 Shares);
(b)	if the person exercising this Option is not the Grantee, be accompanied by satisfactory evidence of such person’s right to exercise this Option; and
(c)

be accompanied by payment in full of the Option Price in the form of cash, personal or certified bank check or electronic wire transfer payable to the order of the Company or any other means allowable under the Plan which the Company in its sole discretion determines will provide legal consideration for the Shares.

Section 5.	Expiration of Option

Unless terminated earlier in accordance with the terms of this Award Agreement or the Plan, the Option granted herein shall expire at 5:00 P.M., U.S. Central Time, on the tenth (10th) Anniversary of the Grant Date (the “Expiration Date”). In the event the Expiration Date is a Saturday, Sunday or any other day which is a holiday of the United States Federal Government (a “Non-Business Day”), then the Option granted herein shall expire, unless earlier terminated in a accordance with the terms of this Award Agreement or the Plan, at 5:00 P.M., U.S. Central Time, on the first day that is not a Non-Business Day (a “Business Day”) following such Expiration Date.

Section 6.	Effect of Termination of Affiliation

If the Grantee has a Termination of Affiliation for any reason, including termination by the Company with or without Cause, voluntary resignation, death, or Disability, the effect of such Termination of Affiliation on all or any portion of this Option is as provided below.

(a)

If the Grantee has a Termination of Affiliation within the Option Term due to the Grantee’s ceasing to be employed by the Company, the Option, to the extent exercisable, may be exercised by the Grantee at any time prior to 5:00 P.M., U.S. Central Time, on the ninetieth (90th) calendar day following the Grantee’s Termination of Affiliation (but in no event later than the Expiration Date). In the event that such ninetieth (90th) day shall not be a Business Day, then the Option shall expire at 5:00 P.M., U.S. Central Time, on the first (1st) Business Day immediately following such ninetieth (90th) day. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Termination of Affiliation.

(b)

If the Grantee dies or becomes Disabled within the Option Term (A) while he or she is an employee of the Company, or (B) within the ninety-day period referred to in clause (a) above, the Option may be exercised by the Grantee or the Grantee’s Beneficiaries entitled to do so at any time prior to 5:00 P.M., U.S. Central Time, on the 365th calendar day following the date of the Grantee’s death or Disability (but in no event later than the Expiration Date). In the event that the 365th day is not a Business Day, then the Option shall expire at 5:00 P.M., U.S. Central Time, on the first (1st) Business Day immediately following such 365th day.

Section 7.	Investment Intent

The Grantee agrees that the Shares acquired on exercise of this Option shall be acquired for his/her own account for investment only and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the “1933 Act”) or other applicable securities laws. If the Board so determines, any share certificates issued upon exercise of this Option shall bear a legend to the effect that the Shares have been so acquired. The Company may, but in no event shall be required to, bear any expenses of complying with the 1933 Act, other applicable securities laws or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification, or transfer, as the case may be, of this Option or any Shares acquired upon the exercise thereof. The foregoing restrictions on the transfer of the Shares shall be inoperative if (a) the Company previously shall have been furnished with an opinion of counsel, satisfactory to it, to the effect that such transfer will not involve any violation of the 1933 Act and other applicable securities laws or (b) the Shares shall have been duly registered in compliance with the 1933 Act and other applicable state or federal securities laws. If this Option, or the Shares subject to this Option, are so registered under the 1933 Act, the Grantee agrees that he will not make a public offering of the said Shares except on a national securities exchange on which the common shares of the Company are then listed.

Section 8.	Nontransferability of Option
(a)

Except as provided above in Section 6(b) (in the event of the Grantee’s death) or below in Section 8(b), or as otherwise may be provided in the Plan, no portion of the Option granted hereunder may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to the Option granted to the Grantee shall be available during his or her lifetime only to the Grantee.

(b)

Pursuant to conditions and procedures established by the Board from time to time, the Board may permit the Option to be transferred to, exercised by and paid to (a) the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), (b) any person sharing the Grantee’s household (other than a tenant or employee), (c) a trust in which persons described in (a) or (b) have more than 50% of the beneficial interest, (d) a foundation in which persons described in (a) or (b) or the Grantee owns more than 50% of the voting interests; provided such transfer is not for value. Any permitted transfer shall be subject to the condition that the Board receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration).

Section 9.	Status of the Grantee

The Grantee shall not be deemed a shareholder of the Company with respect to any of the Shares subject to this Option, except to the extent that such Shares shall have been purchased and issued to him or her. The Company shall not be required to issue or transfer any certificates for Shares purchased upon exercise of this Option until all applicable requirements of law have been complied with and such Shares shall have been duly listed on any securities exchange on which the Shares may then be listed.

Section 10.	No Effect on Capital Structure

This Option shall not affect the right of the Company to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

Section 11.	Adjustments

In the event of any change in the number of outstanding Shares effected without receipt of consideration therefor by the Company, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination or other change in the corporate structure of the Company affecting the Shares, the aggregate number and class of Shares subject to this Option and the exercise price of this Option shall automatically adjust to accurately and equitably reflect the effect thereon of such change; provided, however, that any fractional share resulting from such adjustment shall be eliminated. In the event of a dispute concerning such adjustment, the decision of the Board shall be conclusive.

Section 12.	Amendments

This Award Agreement may be amended only by a writing executed by the Company and the Grantee which specifically states that it is amending this Award Agreement; provided that this Award Agreement is subject to the power of the Board to amend the Plan as provided therein. Except as otherwise provided in the Plan, no such amendment shall materially adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s consent.

Section 13.	Board Authority

Any questions concerning the interpretation of this Award Agreement, any adjustments required to be made under Sections 11 or 12 of this Award Agreement, and any controversy which arises under this Award Agreement shall be settled by the Board in its sole discretion.

Section 14.	Withholding Taxes

The Grantee agrees to make appropriate arrangements with the Company for satisfaction of any applicable Federal, state or local income tax or payroll tax withholding amounts required by law to be withheld, including the payment to the Company at the time of exercise of an Option of all such taxes and requirements. The Company is not required to issue shares upon the exercise of this Option unless the Grantee first pays in cash or by share withholding to the Company such amount, if any, of tax withholding. The Company may, in its discretion, elect to withhold shares otherwise eligible to be delivered to the Grantee having a value equal to the minimum amount required to be withheld to cover such applicable tax withholding liability.

Section 15.	Nonqualified Stock Option

This Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, and shall not be so construed.

Section 16.	Notice

Whenever any notice is required or permitted hereunder, such notice must be given in writing by (a) personal delivery, or (b) expedited, recognized delivery service with proof of delivery, or (c) United States Mail, postage prepaid, certified mail, return receipt requested. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, received by the intended addressee, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or the Grantee may change, at any time and from time to time, by written notice to the other, the address specified for receiving notices. Until changed in accordance herewith, the Company’s address for receiving notices shall be Quest Resource Corporation, Attention: Chief Financial Officer, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102. Unless changed, the Grantee’s address for receiving notices shall be the last known address of the Grantee on the Company’s records. It shall be the Grantee’s sole responsibility to notify the Company as to any change in his or her address. Such notification shall be made in accordance with this Section 16.

Section 17.	Binding Effect

This Award Agreement shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

Section 18.	Governing Law

This Award Agreement and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Oklahoma without giving effect to the principles of the Conflict of Laws to the contrary.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Participant has hereunto set his or her hand effective the day and year first above written.

QUEST RESOURCE CORPORATION

By:	/s/ Jay Rateau
Title:	Chairman of the Board

GRANTEE

/s/ Jack Collins